Exhibit 99.3

LightPath Technologies – New Product Announcement

IsoBeam™ Fusion Collimator

LightPath Technologies is pleased to introduce the IsoBeam™ Fusion Collimator, an optically isolated, laser collimator.

(January 21, 2008) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies is pleased to introduce the IsoBeam™ Fusion Collimator. This new collimator combines the high power capabilities of LightPath’s Fiber Fusion collimators with a high power optical isolator to prevent harmful back reflections from reaching the laser.

The IsoBeam™ is specifically designed for use with fiber lasers up to 30W, where reducing back reflections is a critical necessity to prevent laser damage. The IsoBeam’s feature very low insertion loss, high isolation, minimal return loss, and excellent reliability and environmental stability. While there are eight standard IsoBeam designs available, LightPath can also customize the designs for customer’s specific requirements.

“Fiber lasers that are used for laser marking and etching can really benefit from the IsoBeam’s ability to shield the laser from unwanted back-reflected light. Without this protection, fiber lasers could easily be damaged at high peak powers. Test results from our initial customers have been very favorable,” said Jim Magos, Senior Vice President – Sales & Marketing.

LightPath Technologies Inc. will be exhibiting the IsoBeam in Booth 632 at SPIE Photonics West Conference in San Jose, California, January 22nd through January 24th.

Contacts:	Jim Magos, Senior Vice President, Sales & Marketing LightPath Technologies, Inc. Phone: (407) 382-4003 Email: jmagos@lightpath.com Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies